EXHIBIT B

MERGER AGREEMENT

between

AMERICA CALIFORNIA BANK

and

FIRST NATIONAL BANK OF NORTHERN CALIFORNIA

Under the charter of
First National Bank of Northern California

THIS MERGER AGREEMENT made between FIRST NATIONAL BANK OF NORTHERN CALIFORNIA (hereinafter referred to as “FNB”), a national banking association organized under the laws of the United States, being located at 975 El Camino Real, South San Francisco, California 94080, with an authorized capital stock of 10,000,000 shares of common stock (“FNB Common Stock”), each of $1.25 par value, and AMERICA CALIFORNIA BANK (hereinafter referred to as “ACB”), a California banking corporation, being located at 417 Montgomery Street, San Francisco, California 94104, with an authorized capital stock of 5,000,000 shares of common stock, no par value (“ACB Common Stock”), and 5,000,000 shares of preferred stock, no par value (“ACB Preferred Stock”), each acting pursuant to a resolution of its board of directors, adopted by the vote of a majority of its directors, pursuant to the authority given by and in accordance with the provisions of 12 USC 215a,

WITNESSETH, as follows:

Section 1. The corporate existence of each of FNB and ACB (hereinafter referred to as the “Merging Banks”) shall be merged into and continued in FNB (the “Surviving Bank”) under the charter of FNB. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Dodd Mason George LLP, 991 West Hedding Street, Suite 102, San Jose, California 95126, on _____________, 2015, the “Closing Date” (as defined in the “ Agreement and Plan of Reorganization and Merger” identified in Section 10 below).

Section 2. The name of the Surviving Bank shall be “First National Bank of Northern California.”

Section 3. The business of the Surviving Bank shall be that of a national banking association. This business shall be conducted by the Surviving Bank at its administrative 1 headquarters located at 975 El Camino Real, South San Francisco, California 94080, and at its legally established head office and branches.

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Section 4. The amount of authorized capital stock of the Surviving Bank shall be 10,000,000 shares of common stock, each of $1.25 par value, and, at the time the merger shall become effective as specified in the approval to be issued by the Comptroller of the Currency of the United States (the “Effective Time of the Merger”), the Surviving Bank shall have a capital and surplus equal to the combined capital structures of the Merging Banks immediately prior to the Effective Time of the Merger.

Section 5. All assets of each of the Merging Banks, as they exist at the Effective Time of the Merger, shall pass to and vest in the Surviving Bank without any conveyance or other transfer. The Surviving Bank shall be responsible for all of the liabilities of every kind and description of each of the Merging Banks existing as of the Effective Time of the Merger.

Section 6. Upon and as of the Effective Time of the Merger, and by reason of the merger becoming effective, (a) each share of ACB Common Stock and each share of ACB Preferred Stock issued and outstanding immediately prior to the Effective Time of the Merger shall be cancelled and no capital stock of the Surviving Bank, cash or other consideration shall be paid or delivered in exchange therefor; and (b) each share of the FNB Stock issued and outstanding immediately prior to the Effective Time of the Merger shall remain outstanding and shall continue to represent one (1) share of common stock, $1.25 par value, of FNB as the Surviving Bank.

Section 7. Neither of the Merging Banks shall declare or pay and dividend to its shareholders between the date of this Agreement and the time at which the merger shall be effective, or dispose of any of its assets in any other manner except in the normal course of business and for adequate value.

Section 8. The following named persons shall constitute the original board of directors of the Surviving Bank until the next annual meeting of its shareholders or until such time as their successors have been elected and qualify:

Lisa Angelot	Thomas C. McGraw
Thomas G. Atwood	Ronald R. Barels
Merrie Turner Lightner	Michael Pacelli
Edward J. Watson	Jim D. Black
Anthony J. Clifford

Section 9. Upon and as of the Effective Time of the Merger, the Articles of Association of FNB, as in effect immediately prior to the Effective Time of the Merger, shall be the Articles of Association of the Surviving Bank.

Section 10. The obligations of FNB to proceed with the Closing are subject to (a) the satisfaction at or prior to the Closing of all of the conditions to the obligations of FNB under the Agreement and Plan of Reorganization and Merger (the “Agreement of Merger”) dated as of May 14, 2015, by and among FNB Bancorp, FNB, ACB and ACB Interim Merger Corporation, any one or more of which, to the extent it is or they are waivable, may be waived, in whole or in 2 part, by FNB (or by FNB Bancorp on behalf of FNB), and (b) the effectiveness of the Closing not later than the Effective Time of the Merger.

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Section 11. Notwithstanding any provision to the contrary herein, and not withstanding the fact that the shareholders of ACB and FNB may have ratified and confirmed this Agreement, this Agreement shall automatically be terminated and of no further force and effect if, prior to the Effective Time of the Merger, the Agreement of Merger is terminated in accordance with the terms thereof. Further, this Agreement shall terminate automatically if, for any reason, the Closing does not occur on or before September 30, 2015.

Section 12. This Agreement has been ratified and confirmed by the affirmative vote of shareholders of each of the Merging Banks owning at least two-thirds (2/3) of its capital stock outstanding.

IN WITNESS WHEREOF, the signatures of the Merging Banks, each hereunto set by its Chief Executive Officer, President, Chief Financial Officer and Secretary, pursuant to resolutions of its Board of Directors, acting by unanimous written consent.

FIRST NATIONAL BANK OF		AMERICA CALIFORNIA BANK
NORTHERN CALIFORNIA

By:		By:
	Thomas C. McGraw		Thomas C. McGraw
	Chief Executive Officer		Chief Executive Officer

By:		By:
	Jim D. Black		Jim D. Black
	President		President

By:		By:
	David A. Curtis		David A. Curtis
	Chief Financial Officer		Chief Financial Officer

By:		By:
	Edward J. Watson		Edward J. Watson
	Secretary		Secretary
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